EXHIBIT  99.1 – Press Release

For Immediate Release
March 10, 2009

Contacts
Brian T. Beckwith, President & CEO
Michael L. DeMarco, Executive Vice President, CFO
(201) 712-0090

Peoples Education Enters into Exclusive Distribution Agreements

Saddle Brook, New Jersey, March 10, 2009 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, announced today that it has completed an agreement with Learning Media Limited to become the exclusive distributor of existing Learning Media products for the supplemental education market in the United States of America and Puerto Rico.  In addition, Peoples Education has completed agreements to become the exclusive distributor for certain products published by Rubicon, Inc. and Nelson Education, Ltd.  All of these products were formerly distributed by Nelson Education, USA. In connection with these distribution agreements, Peoples Education has completed an agreement to acquire from Nelson, Ltd. the existing inventory  of products warehoused in the United States, as well as an interim warehousing agreement with Cengage, Inc.

“We are excited about the opportunity to distribute the existing Learning Media, Rubicon, and Nelson products in our market,” said Brian Beckwith, President and CEO.  “These high quality products consist largely of K-8 leveled readers and reading assessments that meet the strong and growing need for literacy-based products in the United States in today’s educational environment.  These products are highly complementary to our existing Testing, Assessment and Instruction (TAI) and College Preparation product lines.”

“We intend to maintain a separate sales channel for these new products, since they differ significantly from our existing products.  We are pleased that Bob Morton and Lynne Naylor, former Director of Sales and Director of Product Management, respectively, for Nelson USA, have agreed to join Peoples Education in these same roles.”

Peoples Education expects that this new sales channel will provide a platform for incremental growth in a space that is new to the company, particularly as new distributed and proprietary products are added in the coming years.  This channel provides Peoples Education with a new and substantial footprint in literacy, and provides the company with an extension into the attractive K–2 marketplace. This addition to Peoples Education’s business will leverage existing infrastructure and is expected to be neutral to slightly accretive to earnings in the remainder of the current fiscal year, and accretive in fiscal year 2010, which begins June 1, 2009.

About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:

Test Preparation, Assessment, and Instruction
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Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

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Instruction: The Company produces and sells proprietary state customized print worktexts and print and web-based delivered assessments, for Grades 2-8.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, the Company’s backlist remedial and multicultural products are included in this group.

College Preparation
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The Company distributes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.

The Company's proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report.

Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:
Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com